Exhibit 99.1

American Midstream Partners Announces Successful Completion

of Merger with JP Energy Partners

HOUSTON – March 8, 2017 – American Midstream Partners, LP (AMID) (“American Midstream” or “Partnership”) and JP Energy Partners LP (JPEP) (“JP Energy”) today announced the successful completion of the previously announced merger.

At a special meeting of JP Energy unitholders held on March 7, 2017, a majority of the JP Energy unitholders other than certain affiliates voted in favor of the agreement governing the merger.

American Midstream is now a larger, more diversified midstream business operating in leading North American basins, including the Permian, Gulf of Mexico, Eagle Ford, East Texas and Bakken. The merged Partnership and its unitholders will benefit from significantly improved scale and financial flexibility to invest in growth projects, third-party acquisitions and potential drop downs from affiliates of ArcLight Capital Partners, LLC (“ArcLight”), while establishing a path to future distribution growth.

“Through this merger, American Midstream will emerge as a stronger company with higher growth, new business opportunities and a stronger financial position,” said Lynn L. Bourdon, President and Chief Executive Officer of American Midstream. “This merger allows us to expand our service offerings from the well-head to the end user market. The combined company will have an enhanced growth strategy by offering customers a more comprehensive and competitive suite of services that enables us to capture incremental fee opportunities that strengthen margins and maximize returns to our unitholders.”

Immediately prior to the completion of the merger, the general partner of JP Energy merged with the general partner of American Midstream with the general partner of American Midstream continuing in its current form.

Upon market open, JP Energy will cease to be a publicly-traded partnership and its common units will now trade on the New York Stock Exchange under the ticker AMID.

Each JP Energy common unit and each JP Energy subordinated unit not held by Magnolia Infrastructure Holdings, LLC (together with its affiliates, the “Affiliated Holders”), were converted into 0.5775 American Midstream common units, and each JP Energy common unit and each JP Energy subordinated unit held by the Affiliated Holders were converted into 0.5225 American Midstream common units. Based on the JP Energy units outstanding, American Midstream issued approximately 20.2 million of its common units to existing JP Energy unitholders.

The combined company will be headquartered in Houston, TX and managed by the existing American Midstream general partner, Board of Directors and executive leadership. Lynn L. Bourdon will serve as Chairman, President and Chief Executive Officer and Eric T. Kalamaras will serve as the Chief Financial Officer of the Partnership.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. AMID’s assets are strategically located in some of the most prolific onshore and offshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. AMID owns or has an ownership interest in approximately 4,000 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 80 MBbl/d of crude oil and 400 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit www.americanmidstream.com.

About ArcLight Capital Partners

ArcLight is one of the leading private equity firms focused on energy infrastructure investments. Founded in 2001, ArcLight helped pioneer an asset-based private equity approach to investing in the dynamic energy sector. ArcLight has invested approximately $17 billion in 101 transactions since inception. Based in Boston, ArcLight’s investment team employs a hands-on value creation strategy that utilizes in-house technical, operational and commercial specialists as well as a 400-person asset management affiliate.

More information about ArcLight, and a complete list of ArcLight’s portfolio companies, can be found at www.arclightcapital.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “potential,” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect.

Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors, which are described in greater detail in our filings with the SEC. Please see “Risk Factors” and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 7, 2016, our Form 10-Q for the quarter ended September 30, 2016, filed on November 08, 2016, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.